Exhibit 10.1

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (“SPA”) between Press-Sense Ltd. (in Temporary Liquidation), a company incorporated under the laws of the State of Israel (the “Company”) through its special managers, Paz Rimer, Adv. and/or Assaf Alon, Adv. , with offices at 11 Galgalei Haplada st. Hertzliya and/or Hads 5, Or Akiva, Israel.(the “Special Manager”), and Bitstream Inc., a company incorporated under the laws of the State of Delaware, and/or any Affiliate (as defined below) of Bitstream Inc. (the “Purchaser”) is entered into this [31] day May, 2010 (the “Effective Date”). Each of the foregoing parties may also be referred to herein as a “Party” and collectively, the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company is in temporary liquidation under the supervision of the District Court of Haifa in Israel and the Special Managers were appointed by the Court as the Special Manager of the Company.

WHEREAS, Purchaser submitted an offer to acquire assets of the Company on May, 9th, 2010;

WHEREAS, Purchaser wishes to purchase from the Company and the Company wishes to sell and assign to Purchaser, on an “AS IS” basis, the Purchased Assets (as defined below), subject to certain conditions including the approval of the Court and subject to the Court Order (as defined below);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1.	DEFINITIONS.

1.1.	“Affiliate” means with respect to any entity, any other entity that controls, is controlled by or is under common control with such entity.

1.2.	“Company’s Business” means Web-to-Print and business flow Automation.

1.3.	“Court Order” means the final and unappealable order by the District Court of Haifa in the State of Israel in the form attached hereto as Exhibit A, by which the transactions contemplated by this Agreement are approved unconditionally, except for those conditions specified in this Agreement.

1.4.	“Drop-Dead Date” means 21 days from the date upon which the Court Order is granted, provided however that in the event that any OCS approval (of transfer of Intellectual Property that is part of the Purchased Assets and funded by the OCS into a non-Israeli entity pursuant to Section 2.6) has not been obtained at the end of such 21-days period, the Drop-Dead Date shall be postponed for an additional 30 days.

1.5.	“Company Assets Activity” as defined by Purchaser in Exhibit B. Exhibit B shall not include a list of employees or employment contracts.

1.6.	“Liens” shall mean any mortgage, claim, liability, legal proceeding, lien, license, pledge, charge, security interest, equitable interest, option, restriction, defect in title, encumbrance or third party right (other than licenses granted to customers of the Company’s products in connection with the sale, support and services with respect to said products) (including without limitation such rights, restrictions and the like arising from or related to the laws, rules and regulations relating to the OCS).

1.7.	“OCS” shall mean the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the State of Israel.

1.8.	“Purchased Assets” shall mean all such items of the Company Assets/Activity owned by the Company as specified in Exhibit B all of which is stipulated by the Company as being owned by the Company.

1.9.	“Secured Creditors” shall mean those persons holding a first ranking security interest in the Purchased Assets.

1.10.	“Tax” – Each party will pay and bare its own taxes stipulated from this agreement.

2.	SALE AND PURCHASE OF THE COMPANY ASSETS/ACTIVITY.

2.1.	In reliance on the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions hereof, including subject to the receipt of the Court Order, Company agrees to sell, convey, transfer and assign to Purchaser at Closing (as defined below), and Purchaser agrees to purchase, from the Company at Closing, all right, title and interest in and to the Purchased Assets AS-IS free and clear of all Liens, such that immediately upon Closing, Purchaser shall have good and marketable title and ownership in and to the Purchased Assets, free and unencumbered by any and all Liens. Any additional assets and/or activity owned by the Company which is not expressly listed in Exhibits B will not be included in the sale.

2.2.	Assignment of the Contracts between the Company and certain third parties, which are listed in Exhibit C attached hereto [ the “Contracts” ], is subject where applicable to the consent of the third parties to assignment to the Purchaser of such agreement.

2.3.	The parties acknowledge that as within 7 days of the date hereof, the Company through its Special Manager will submit the application for the Court Order which reflects the terms and conditions set forth herein, a copy of which has been delivered to Purchaser in advance and following such approval, attached hereto as Exhibit A. Such application for the Court Order includes the OCS as a respondent and the application specifically states that the Purchased Assets, upon consummation of the purchase thereof by Purchaser, shall be free and clear of all charges, including without limitation such rights, restrictions and the like arising from or related to the laws, rules and regulations relating to the OCS.

2.4.	Within 5 business days of the execution hereof the Company shall prepare and file all applications and filings for the OCS approval. Company warrants that no other third party approvals are required for consummation of the transactions contemplated by this Agreement. The Purchaser and the Company (through its Special Manager) shall cooperate with each other in good faith and in all due haste in preparing all applications and filings for the Regulatory Approvals and agree to supply promptly any additional information and documentary material requested by any relevant governmental authority, and each party shall cooperate in connection with any filing and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any governmental authority. Each party shall assist each other to facilitate the consummation of the transactions contemplated by this Agreement.

2.5.	For the sake of clarity, Purchaser shall not assume and shall not be liable for, and Company shall retain and remain solely liable for all of the liabilities of Company and its Affiliates (including without limitation those relating to the Purchased Assets with respect to the period prior to the Closing) of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, successor liability or otherwise. Without limiting the foregoing, Purchaser is not assuming (a) tax liabilities of Company; (b) any obligations of Company relating to legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with this Agreement and its performance; (c) any accrued wages and salaries; (d) any obligations used or related to Company’s employee benefit plans; (e) any severance obligations to the termination of employment of any Company employee; and (f) any other liabilities unless specifically agreed to between the parties.

2.6.	As Purchaser intends to transfer the Intellectual Property that is part of the Purchased Assets and funded by the OCS into a non-Israeli entity, Purchaser shall not be liable for any royalties or contingent royalties due to the OCS in relation to the Purchased Assets.

2.7.	Until the Closing, Company shall not intentionally or negligently take an action or avoid from taking an action that will damage any of the Purchased Assets.

3.	PURCHASE PRICE.

3.1

Upon satisfaction of all of the conditions of Closing as specified herein and upon exchange of the Closing Deliveries as specified herein, the Purchaser shall pay the Special Manager in his capacity as special manager of the Company the amount of Six Million, Five Hundred thousand US Dollars (US$6,500,000) (the “Purchase Price”), plus applicable VAT, which is the full and complete consideration payable by Purchaser in respect of the Purchased Assets. All payments made by Purchaser pursuant hereto shall be made only against a value added tax invoice and an exemption from withholding certificate (and if the Company fails to provide Purchaser with such certificate, then Purchaser shall withhold any amounts required by law).

3.2	It is hereby agreed that the Purchased Assets do not include (i) the Company’s cash, (ii) the Company’s receivables outstanding at Closing, (iii) any licenses fees owed to the Company for license deals signed by the Company’s OEM channels before the Closing and reported by the Company’s OEM channels to the Company within 30 days after the Closing, and (iv) any support and maintenance fees and professional services fees duly invoiced by the Company by the date of this Agreement. All other license fees, support and maintenance fees and professional services fees shall be included within the Purchased Assets. Purchaser shall have no responsibility to collect any fees payable to the Company. Company shall not undertake additional obligations after the date of this Agreement without Purchaser’s prior written consent.

4.	CLOSING; TERMINATION.

Subject to the satisfaction of the conditions set forth in this Section , the closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at the offices of Special Manager at 11 Galgalei Haplada st. Hertzliya (or at such other place as the parties may designate in writing) at 10:00 a.m. (Israel time) on a date to be specified by the parties (the “Closing Date”), which date shall be May 31, 2010, subject to satisfaction or applicable waiver of the conditions for Closing set forth in this Section, unless another time or date, or both, are agreed to in writing by the parties hereto, and in any event not later than the Drop-Dead Date.

4.1.	Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

4.1.1.	the representations and warranties of Company set forth in this Agreement shall be true and correct as of the Closing; However it is declared and agreed that the Purchaser has checked and fulfilled its due diligence and is purchasing the Company assets AS IS;

4.1.2.	the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date.

4.1.3.	the Purchaser shall have received all closing deliverables as set forth in Section 4.3; and

4.2.	Conditions Precedent to Obligations of Company. The obligation of Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

4.2.1.

the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

4.2.2.	Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

4.2.3.	the Company shall have received all closing deliverables as set forth in Section 4.4.

4.3.	Closing Deliveries of the Company.

At the Closing, the Company will deliver to the Purchaser the following, the delivery of which shall be a condition to Purchaser’s obligation to consummate the transactions contemplated herein:

4.3.1.	A court-certified copy of the Court Order and approval by the OCS;

4.3.2.	Upon the payment of the Purchase Price as set forth above, the Company through the Special Manager shall return to the Purchaser the bank guarantee in the amount of US$ 700,000 provided by the Purchaser in connection with this agreement.

4.3.3.	The Purchased Assets and all embodiments thereof by Company and the Special Manager into the custody, possession and control of Purchaser, and free and clear of all Liens as provided in the Court Order; and

4.4.	Closing Deliveries of the Purchaser.

4.4.1.	At the Closing, the Purchaser will transfer the Purchase Price plus applicable value added tax to the following bank account of the Special Manager;

  Bank Hamizrahi Tefahot – 20

  Branch No – 438

  Account No –

  And:

4.5.	Simultaneous Closing. All actions taken at the Closing shall be deemed to be performed simultaneously. The parties hereto shall deliver such additional documents and take such additional actions as may be reasonably necessary to complete the transactions contemplated hereby at Closing.

4.6.	Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

4.6.1.	By mutual written consent of Special Manager and Purchaser;

4.6.2.

By Company, if there shall have been a material breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 4.2 and is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Purchaser of notice of such breach from Company.

Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the terminating party; provided, however, that nothing in this Section 4.6 shall relieve Purchaser or Company of any liability for a willful and material breach of this Agreement prior to the effective date of such termination.

5.	BREACH OF THE AGREEMENT

5.1	In any case of a material breach of this agreement by the Purchaser the Special Manager will have the right, subject to the cure terms of Section 4.6.2 and without derogation any other right applicable by law, to cash the Bank guarantee which is agreed to be an agreed compensation for the breach as set forth.

6.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Purchaser that each of the statements contained in this Section 6 is true and correct as of the Closing:

6.1.	Title to Assets. As of the Closing the Company has sole and exclusive title to the Purchased Assets, free and clear of all liens and encumbrances.

7.	REPRESENTATIONS AND WARRANTIES OF PURCHASER.

The Purchaser represents and warrants to the Company that each of the statements contained in this Section is true and correct as of the Effective Date:

7.1.	Organization and Power. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and to conduct its business as and where its business is now conducted.

7.2.	Power and Authority Relative to Transaction. Purchaser has full corporate power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required or contemplated hereby and none of such actions will violate any law, rule, regulation, statute or ordinance applicable to Purchaser, violate any provisions of Purchaser’s Certificate of Incorporation or Articles of Association, each as amended, or result in any breach of, or default under, any agreement, instrument, order or judgment to which Purchaser is a party or by which its assets may be bound.

7.3.	Valid and Binding Obligation. This Agreement constitutes, and each other instrument or agreement to be executed and delivered by Purchaser in accordance herewith will constitute, the valid and legally binding obligation of Purchaser, enforceable against it in accordance with their respective terms.

7.4.

The Purchaser acknowledges and agrees that the Purchased Assets are being transferred to the Purchaser by the Company and the Company has made no representations or warranties, express, statutory, or implied with respect to the Purchased Assets and/or the transaction contemplated hereby, including without limitation with regard to the merchantability, non-infringement of third party rights and fitness for a particular purpose of the Purchased Assets; and the legal status and/or enforceability and/or validity of the Purchased Assets.

7.5.	The Purchaser is active in and has experience in the Company’s Business (as defined above), and is able to fend for itself, can bear the economic risk of its acquisition and has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an acquisition of the Purchased Assets. The Purchaser also represents that it has: (i) performed its own independent review of the data and documents it requested and received from the Company in connection with the Purchased Assets and this Agreement; and (ii) been given the opportunity to ask questions of and receive answers from the Company regarding the Purchased Assets; and (iii) found the Purchased Assets to its full satisfactory.

7.6.	The Purchaser waive any claim and/or demand from the Special Manager or any of the Company’s shareholders or any of its employees in connection with this Agreement.

The Purchaser acknowledges that the Special Manager shall not be liable in any way for any direct or indirect damages in connection with this agreement.

8.	COVENANTS AND ADDITIONAL OBLIGATIONS.

8.1.	No Rights Retained in Purchased Assets. The Company acknowledges and agrees that (i) Purchaser at the Closing will purchase all of the Purchased Assets and all rights thereto; (ii) the Company at the Closing will retain no rights whatsoever in or to the Purchased Assets, and (iii) accordingly, the Company will not have any rights to use the Purchased Assets in any manner or for any purpose after the Closing.

9.	CONFIDENTIALITY.

9.1.	The Company shall not disclose any of confidential and/or proprietary information (including trade secrets) that are part of the Purchased Assets, which obligation shall continue to be in full force and effect at all times after the date hereof.

10.	MISCELLANEOUS.

10.1.	Assignment. This Agreement is not assignable or transferable by either party without the prior written consent of the other party except for assignment by Purchaser to an Affiliate; any attempt to do so shall be void.

10.2.	Waivers. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

10.3.	Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

10.4.	Headings. The Section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

10.5.	Notices. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, via overnight courier, by facsimile transmission or mailed, certified or registered mail, postage prepaid, return receipt requested:

If to the Company:	Paz Rimer, Adv
11 Galalei Haplada st.
Hearzeliya, Israel,

If to Purchaser:	Bitstream Inc.
500 Nickerson Road
Marlborough, MA 01752:
Attn: Anna Chagnon, President and CEO
Fax - +1 617 520 8505

With a copy (which shall not constitute legal notice) to:

Naschitz Brandes
5 Tuval Street Tel Aviv 67897 Israel
Att.: Noga Devecseri Spria, Adv.

Bitstream Inc.
500 Nickerson Road
Marlborough, MA 01752
Attn: Legal Department
Fax: +1 617 868-0784

10.6.	Choice of Law. This Agreement shall be deemed to have been made in and shall be construed pursuant to the laws of the State of Israel without regard to conflicts of laws provisions thereof and any dispute with respect to this Agreement or its execution, binding effect, performance or interpretation shall be adjudicated solely in the Courts of Haifa in the State of Israel.

10.7.	Expenses. Each Party shall bear the expenses incurred by it relating to this Agreement and the transactions contemplated hereby, including without limitation fees and expenses of counsel.

10.8.	Complete Agreement. Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

10.9.	Survival. The representations, warranties, covenants and agreements of the Company contained herein shall not survive the Closing.

10.10.	Press Releases. To the fullest extent permitted by law, the parties hereto shall coordinate reasonably in advance and in writing –– any public announcement or press releases with respect to the transactions contemplated hereunder or the fact of the existence of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

/s/ Paz Pimer	/s/ Anna Chagnon

PRESS SENSE Ltd. (under Temporary Liquidation)	Bitstream Inc.

By its Special Manager	By: Anna Chagnon

Paz Rimer, Adv.	Title: CEO